EXHIBIT 99.1

                Visualant Completes Enhanced Prototype

    SEATTLE--(BUSINESS WIRE)--May 15, 2007--Visualant, Inc.
(OTCBB:VSUL), a technology company developing spectral data-based security and quality control solutions, today announced that its product team has completed the development of an enhanced prototype utilizing the core Visualant patent-pending technology.

    Code named "Cyclops(TM)," the enhanced prototype applies the Company's spectral data-based security and quality control solution. A number of potential marketplace applications are now being tested in the Company's laboratory.

    "We are very excited about the progress our scientific team has been making to improve our initial prototype and are pleased with the performance of 'Cyclops(TM)' in our laboratory setting," said Dr. Tom Furness, Chief Scientific Advisor to the Company. Dr. Furness is also Director Emeritus of the Human Interface Technology Laboratory and a Professor at the University of Washington. His role at Visualant is independent from his University responsibilities.

    Dr. Furness, along with Dr. Brian Schowengerdt, leads the scientific staff working for Visualant. Dr. Schowengerdt added, "Our enhanced prototype is more robust than our initial prototype and will allow us to demonstrate the capabilities of our spectral solution outside of the lab."

    About Visualant, Inc.

    Visualant, Inc., develops low-cost, high-speed, light-based security and quality control solutions available for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications. Our patent-pending technology uses controlled illumination with specific bands of light, measures and records what is seen, and manages data gathered in an innovative manner enabling our devices to establish a unique spectral signature for both individual and classes of items. Those spectral signatures, when matched against existing databases, allow precise identification and authentication of any item or substance.

    Our common stock is listed on the OTC Bulletin Board under the symbol "VSUL."

    The statements made by Visualant, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements describe the Company's future plans, projections, strategies and expectations, and may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our, or our industry's, actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements. These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Visualant, Inc. SEC reports and filings, including our Annual Report on Form 10-KSB and subsequent Quarterly Reports on Form 10-QSB and Current Report on Form 8-K. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.


    CONTACT: Visualant, Inc.
             Lynn Felsinger, 206-903-1351
             Fax: 206-903-1352
             lynn@visualant.net